Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

MOTHERS WORK ANNOUNCES PROMOTION
OF ED KRELL TO CHIEF EXECUTIVE OFFICER

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DAN MATTHIAS TO CONTINUE AS
NON-EXECUTIVE CHAIRMAN OF THE BOARD

Philadelphia, PA, September 29, 2008 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that Dan Matthias will retire as the Company’s Chief Executive Officer on September 30, 2008. Edward (Ed) Krell, the Company’s current Chief Operating Officer, was named by the Board of Directors to succeed Mr. Matthias as Chief Executive Officer, effective October 1, 2008. Mr. Krell has also been appointed to serve as a member of the Company’s Board of Directors. Mr. Matthias will continue to serve as a director of the Company and serve as non-executive Chairman of the Board, and will remain available to management in an advisory capacity through September 30, 2012. Rebecca Matthias, the Company’s President and Chief Creative Officer, will continue in her current capacity and will report to Mr. Krell.

Mr. Krell has served as a senior executive of the Company for nearly seven years, having joined Mothers Work in January 2002. Mr. Krell served as Senior Vice President- Chief Financial Officer from January 2002 until November 2003, and served as Executive Vice President- Chief Financial Officer from November 2003 until May 2007. In May 2007, Mr. Krell was named Chief Operating Officer & Chief Financial Officer and he served in this role until July 2008, when he was named Chief Operating Officer of the Company.

Mr. Krell, on behalf of the Board of Directors, noted, “The Board greatly appreciates Dan’s contributions to Mothers Work as a co-founder from its inception as a small catalog business 25 years ago to its current position as the leader in maternity apparel. The entrepreneurial spirit instilled in the Company by Dan and our President and co-founder, Rebecca Matthias, has been immeasurably important to the Company’s growth and success. We are appreciative that Dan has agreed to serve as our non-executive Chairman of the Board and look forward to his continued contributions to the Company. In addition, the Board and I greatly value Rebecca’s service as President and Chief Creative Officer as she continues to drive our merchandising, creative and publicity initiatives.

Ms. Matthias, on behalf of the Board of Directors, commented, “We are very pleased to announce Ed Krell’s promotion to Chief Executive Officer. Since he joined us in 2002, Ed has continually taken on more and more operational responsibility and has played a key role in devising and implementing our strategic and operational initiatives to expand our leadership position in the maternity apparel business and increase shareholder value.  Ed was instrumental in developing our strategic restructuring, announced in July 2008, to streamline our merchandise brands and store nameplates, reduce our cost structure and improve the long-term profitability of our business. Under Ed’s leadership, we will be determined to increase profitability while continuing to maintain the keen focus on generating cash flow which Ed has been driving. The Board and I are confident that Ed is the right person to succeed Dan and to lead the Company through these challenging economic times to a bright future for our Company and its stockholders.”

Mr. Matthias commented, “I am looking forward to serving the Company in my new role and I enthusiastically support the Board’s appointment of Ed as our new Chief Executive Officer.”

In connection with the retirement of Mr. Matthias, the Company will increase by approximately 10% and fully accelerate Mr. Matthias’ supplemental pension benefits under his Supplemental Retirement Agreement and, as a result, the Company expects to incur a pre-tax charge of approximately $2.5 million in the fourth quarter of fiscal 2008. Cash payments related to the Supplemental Retirement Agreement will not begin until April 2009. Mr. Matthias will also receive an annual fee of $200,000 for Board and advisory services.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of August 31, 2008, Mothers Work operates 1,038 maternity locations, including 756 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding results of operations, financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.